UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 11, 2014

SUNVAULT ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-181040	27-4198202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

107 Portside Court, Kelowna, BC Canada	V1V 1T2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (778) 478-9530

150 W. Axton Road, Bellingham, WA 98226
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

Item 2.01	Completion of Acquisition or Disposition of Assets

Item 3.02	Unregistered Sales of Equity Securities

Effective April 11, 2014, we entered into a purchase agreement with 1301540 Alberta Ltd., an Alberta Canada corporation, operating under the name Werkman Transport. Pursuant to the agreement, we have agreed to purchase all of the transportation assets and other assets of 1301540 Alberta, excluding all land and buildings and accounts receivable, but including the right to use the name Werkman Transport at a purchase price of Cdn$3,000,000, payable in shares of common stock of our company. Cdn$1,000,0000 or 5,000,000 shares of common stock are to be issued upon closing with the remaining shares of common stock to be issued after six months have elapsed from the closing date.

Pursuant to the agreement, we will create a new, wholly-owned subsidiary, to be named Werkman Transport Inc., under which the purchased assets of 1301540 Alberta will be transferred upon receipt by 1031540 Alberta of Cdn$1,000,000 from our company. In addition, our newly created subsidiary, Werkman Transport, will enter into a 5 year contract with 1031540 Alberta to supply management services of Jason Werkman at a rate of $10,000 per month.

1301540 Alberta is a transportation company operating under the name of Werkman Transport Inc. Together with the latest environmental technology and equipment, Werkman Transport provides customers the best on site delivery services throughout Western Canada with a fleet of 53' walking trailers.

Pursuant to the agreement, on April 15, 2014 we issued 5,000,000 shares of our common stock to one (1) non-US person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S of the Securities Act of 1933, as amended.

Upon issuance of the 5,000,000 shares of our common stock we completed the acquisition of the transportation assets of 1301540 Alberta.

Item 9.01	Financial Statements and Exhibits

10.1	Purchase Agreement dated April 11, 2014.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNVAULT ENERGY, INC.

Date: April 24, 2014	By:	/s/ Gary Monaghan
Gary Monaghan
President and Director

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